                            FOR IMMEDIATE RELEASE

                 MBfUSA INC. ANNOUNCES FIRST QUARTER RESULTS

                        AND UPDATE ON WEMBLEY PURCHASE


Itasca, IL - May 4, 1998 -- MBfUSA, Inc. (The Nasdaq SmallCap Stock Market:MBFA) today announced its financial results for the quarter ended March 31, 1998 (See Table Below), and provided an update concerning Wembley's Call/Put Option on the remaining Class B shares held by MBf International, Ltd.

FIRST QUARTER RESULTS

MBf USA reported record revenues for the first quarter ended March 31, 1998, of $15,434,366, an increase of 34.6% from 1997 first quarter revenues of $11,468,447. The strong increase in revenue was attributable to the continued strong performance of the Company's glove business, created by its subsidiaries American Health Products Corporation and PT Buana.

The Company achieved a record net profit for the first quarter of 1998 of $1,101,490, or $0.25 per share, compared to a net loss of ($304,385), or ($0.07) per share in the same period of 1997. This excellent performance is consistent with the Company's trends over the past two quarters.


<Caption)
                                                   For the Three Months
                                                      Ended March 31,
                                                   1998            1997
                                               ----------------------------
Revenues                                       $15,434,366      $11,468,447 (1)

Income (loss) from Continuing Operations         1,101,490          (90,149)

Loss from Discontinued Operations                        0         (214,236)
                                               -----------      -----------

Net Income (Loss)                              $ 1,101,490      $  (304,385)
                                               ===========      ===========

Basic and diluted net income (Loss) Per Share
              Continuing Operations            $      0.25      $     (0.02)
              Discontinued Operations          $      0.00      $     (0.05)
                                               -----------      -----------

              Total Earnings Per Share (EPS)   $      0.25 (2)  $     (0.07)
                                               ===========      ===========





1 The March 31, 1997 revenues figure has been restated to reflect rebates expense as a net product sales item to be consistent with the March 31, 1998 presentation. Prior periods had reflected rebates as a selling expense item.

2 Based upon the weighted average of 4,446,147 outstanding shares. Due to the 2,500,000 new share issuance to Wembley on March 31, 1998, EPS would have been $.16 per share had such shares been outstanding for the entire quarter.
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Edward J. Marteka, President, said "Sales are not only strong but we also have been enjoying a better product mix with a larger proportion of high margin powder free glove sales, which has had a very favorable impact on our profitability. Last year's first quarter was overshadowed by losses incurred in the condom business, which we officially exited in June 1997."

Low Kwong Ann, MBf USA's newly appointed Chief Financial Officer, commented "As previously reported, Wembley Rubber Products, now our new majority shareholder, invested $6.75 million in our Company, which is being used to pay down debt, add information technology support, expand our sales force, increase marketing activities and enhance manufacturing."

UPDATE ON WEMBLEY'S SHARE PURCHASE

The Company previously announced that it had entered into a Stock Subscription Agreement on May 20, 1997 to sell 2,500,000 shares of its Class B Common Stock to Wembley Rubber Products (M) Sdn. Bhd. ("Wembley") for $2.70 per share ($6,750,000 in total), which was required to close simultaneous with the closing of the stock purchase agreement ("SPA") between Wembley and the Company's principal stockholder, MBf International Ltd. ("International"). The $2.70 per share price reflected in a 12% discount from the average stock price over a seven consecutive business day range ended May 9, as detailed by a fairness opinion from the Griffing Group, Inc., an independent valuation firm. The equity infusion was deemed critical in light of the significant debt on the Company's balance sheet. Under the SPA, International agreed to sell all of its 1,252,538 shares of Class A Common Stock of the Company at $5.00 per share, which Class A shares bring with them the power to elect seven of the Company's nine directors. The weighted average per share cost of the Class A and B Common Stock purchased by Wembley was $3.47 per share. The closing of the above agreements was extended on several occasions until March 31, 1998, due to the inability to obtain necessary regulatory approvals from Indonesian authorities for the proposed sale of the Company. On the March 31, 1998 closing date, Wembley entered into a put and call agreement with International whereby Wembley had the right ("Call Option") to purchase up to 50% of the 1,682,275 shares of the Company's Class B Stock owned by International for $6.00 per share for the one year period beginning March 31, 1999, and International had the right to sell to Wembley up to 1,682,275 shares ("Put Option") for $5.00 per share over the same one year period.

MBf USA, Inc. and its subsidiary, American Health Products Corporation, market Glovetex(R) brand and private label (OEM) examination gloves in the United States.


                                  ###   ###
CONTACT:
MBf USA, Inc.                      or      MBf USA's Investor Relations Counsel
Edward J. Marteka, President               The Equity Group
Robert Carter, Controller                  Marie Driscoll (212) 836-9605
(630) 285-9191                             Linda Latman   (212) 836-9609



This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.